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Exhibit 10.34

        Corporate

Lloyds TSB Corporate Lloyds TSB Bank plc 1st Floor, 140 Wharfedale Road Winnersh Triangle, Winnersh Wokingham Berkshire RG41 5RB
Private & Confidential	18th February 2003
The Directors Evans & Sutherland Computer Limited 2 Horsham Gates North Street Horsham West Sussex RH13 5PJ

Dear Sirs,

OVERDRAFT AND OTHER FACILITIES

        We Lloyds TSB Bank plc ("the Bank") are pleased to continue to offer to Evans & Sutherland Computer Limited (the "Company") a US dollars overdraft facility on account number 11119338 on the following terms and conditions.

Amount

        The maximum aggregate amount outstanding under the facility at any time (calculated on the basis of cleared funds) shall not exceed US$3,000,000.

Availability

        The Bank's present intention is to make the facility available until 31stDecember 2003 and all moneys from time to time owing to the Bank under the facility shall be repaid no later than this date or such later date as may from time to time be advised in writing by the Bank. The Bank may, nevertheless, terminate the facility at any time and may at such time or at any time thereafter demand immediate payment of all amounts owing under or in connection with the facility. The amounts owing at to any time may include interest costs or charges which have been debited to the account in accordance with the terms of this letter.

        The bank shall have the right at the time of making demand or at any time thereafter to convert all amounts due and payable in US dollars into sterling at the Bank's exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise you of the sterling amount then owing.

Interest

        Interest is calculated on the cleared daily balance of the account and will be payable on amounts owing up to the aforesaid limit at 1.75% per annum over the Bank's short term offered rate from time to time for US dollars.

        If at any time the Bank allows the amounts owing to exceed the agreed limit interest will be payable on the excess at the Bank's unauthorized currency borrowing rate from time to time (currently 12% per annum above the Bank's short term offered rate) for US dollars.

        Interest will be debited to the account quarterly in arrears (normally on the 24th of each February, May, August, and November or on the next working day). Interest may also be debited on the date upon which the facility ceases to be available.

        The Bank's short term offered rate for US dollars may vary from day to day and upon request the Bank will advise you of the rate then applicable.

        Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year.

Costs and Charges

        Account transaction charges will be payable on the account quarterly in accordance with the Bank's Standard Business Tariff a copy of which has already been provided to you. We will be pleased to forward a further copy of the tariff leaflet if one is required. In addition further charges will be payable for other services provided as shown in the tariff leaflet or as otherwise advised by the Bank from time to time.

        These charges will be debited to the account and may be varied by the Bank at any time and notice of changes will be advised to you.

        An arrangement fee of $22,500 is payable. This will be debited to account number 11119338 in two installments being $17,500 in the next few days and $5,000 in June 2003 or shortly thereafter.

        All costs and expenses incurred by the Bank in preserving or enforcing the security referred to below shall be debited to account number 01232434 under advice to you.

Security

        It is a condition of the facility (and of the other facilities referred to below) that amounts owing shall be secured by the following:

  (a)
  an all moneys guarantee dated 14th June 2000 from Evans & Sutherland Computer Corporation for a principal amount of £5,000,000 plus interest and other costs as detailed in the guarantee.

  (b)
  a letter of negative pledge dated 19th June 2000 from the Company.

        The Bank holds a letter of set off dated 24th April 1996 completed by the Company.

        It is also a condition of the BIGs facility detailed in the Schedule of Other Facilities that the liability outstanding at any time be secured by a deposit agreement incorporating a charge dated 6th November 2000 from the Company over cash deposits in an aggregate amount equal to such liability outstanding at the relevant time.

Financial Information

        Whilst the facility and/or any of the other facilities remain available you should provide to the Bank as soon as possible after the end of the period to which they relate copies of any financial information that the Bank may from time to time reasonably request, including:

  (a)
  your audited annual accounts within 7 months of the end of your financial year,

  (b)
  your monthly management accounts within 30 days of the end of each month, and

  (c)
  the quarterly 10-Q reports of Evans & Sutherland Computer Corporation within 60 days of the end of each quarter, and

  (d)
  the annual 10-K report of Evans & Sutherland Computer Corporation within 4 months of the end of their financial year.

        You should also provide to the Bank, at least 10 days prior to the commencement of each quarter, a copy of your cashflow and budget for the quarter then commencing.

Other Facilities

        In addition to the overdraft facility we are pleased to offer to you the facilities detailed in the Schedule of Other Facilities. Except when reference is made to another agreement each additional facility will be available upon such terms and conditions as shall from time to time be specified by the Bank. The facilities may be cancelled by the Bank at any time but it is the Bank's present intention to keep the facilities in place for the period of availability of the overdraft facility and your liability in respect of any utilisation may extend beyond such period of availability.

        Amounts outstanding in connection with the foreign exchange facility, the indemnity line, the negotiations facility, the TravelLink facility and the Lloyds Auto Dealing facility may be in sterling and/or any other currency. For the purpose of determining whether there is sufficient availability within the specified limit for any particular utilisation amounts outstanding in a currency other than sterling shall be notionally converted into sterling on the date of the proposed utilization on the basis of the rate at which the Bank would sell the relevant currency for sterling at that time.

        If upon termination of the overdraft facility (or earlier cancellation of any of these additional facilities) there are any foreign exchange contracts outstanding or any contingent liabilities existing under these additional facilities (or any of them) the Bank shall have the right at any time to close out any such foreign exchange contracts and upon any request from the Bank:

  (a)
  an amount sufficient to indemnify the Bank for all costs and losses incurred by the Bank in or in connection with closing out such foreign exchange contracts shall be paid to the Bank, and

  (b)
  an amount equal to the value of any such contingent liabilities existing at such time shall be deposited with the Bank with the intent that such deposit shall be held by the Bank as security for those liabilities and that such documentation and other things (including the payment of any associated costs) as the Bank may require in order to perfect such security shall be completed.

        For the purposes of the above the Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in connection with any of these additional facilities in a currency other than sterling into sterling at the Bank's exchange rate for selling that currency against sterling at that time. The Bank shall a soon as possible after such conversion advise the sterling amount then owing.

        The Bank may debit any amount owing in connection with these additional facilities to your account with the Bank whether or not that would cause the account to become overdrawn or the agreed overdraft limit on the account to be breached.

Other Terms of Offer

        This letter if for the benefit of the contracting parties only and shall not confer any benefit on or be enforceable by a third party.

        Please confirm your acceptance of the facilities offered by returning the attached duplicate of this letter with the acknowledgement signed in accordance with the bank mandate currently held by the

Bank. If such confirmation is not received by the Bank (at the address given at the heading of this letter) by 18th March 2003 the offer will lapse.

Yours faithfully, For and on behalf of Lloyds TSB Bank plc
/s/ NIGEL GIBSON Nigel Gibson Senior Manager Lloyds TSB Corporate

        We hereby acknowledge and accept the terms of your offer date 18th February 2003 of which this is a duplicate and agree all the terms and conditions therein contained.

        In accepting this letter we confirm that neither the execution by us of this letter nor the utilisation by us of the facilities being made available will conflict or breach any requirement or limitation set out in our Memorandum and Articles of Association.

        For and on behalf of Evans & Sutherland Computer Limited (company registered number 1750202).

Signed by	Richard Flitton	(name)	Martin Sambrook	(name)
	/s/ RICHARD FLITTON	(signature)	/s/ MARTIN SAMBROOK	(signature)
	March 03, 2003	(date)	March 03, 2003	(date)

        This letter creates legal obligations. Before signing you may wish to take independent advice.

SCHEDULE OF OTHER FACILITIES

The following additional facilities are available:

1
a foreign exchange facility of £1,000,000 for spot and forward exchange contracts of up to 12 months. You may enter into foreign exchange contracts with the Bank provided that the aggregate of 10% of the value of contracts with a maturity date of 6 months or less from the contract date and 15% of the value of contracts with a maturity date of 12 months or less (but of more than 6 months) from the contract date outstanding at any time does not exceed the limit detailed above.

2
an indemnity line of £464,000 to cover bonds, indemnities and guarantees (BIGs") issued by the Bank or its correspondents on your behalf. The total value of all BIGs that may be outstanding at any one time may not exceed the limit detailed above.

  Please note that the total liability of the Bank under certain customs and excise guarantees is twice the amount quoted on the guarantee.

  The Bank shall be under no obligation to issue any BIG unless the terms of the BIG and the expiry date of the BIG (or means by which the Bank can terminate its liability) are acceptable to the Bank. The Bank is to be indemnified to its complete satisfaction for its liability in connection with each BIG issued.

3
a negotiations facility of £1,000,000 to cover the negotiation by the Bank of cheques and bills of exchange payable abroad with recourse to you. The limit detailed above is the maximum total amount of proceeds paid to you in respect of cheques and bills of exchange which the Bank anticipates at any point in time may be unpaid by the drawer thereof. For this purpose the Bank will assume payment after 30 days if not actually advised of payment or non-payment but this shall not prejudice the Bank's right of recourse to you (and the right of the Bank to debit any unpaid amount to your account with the Bank and to re-calculate any interest on the account as if such amount had never been credited to the account) if advice of non-payment is received at any time thereafter.

4
an open credit facility of £6,000 to cover arrangements to cash your cheques at other banks or at branches of the Bank other than the account holding branch. The limit detailed above is the maximum value of cheques that may be cashed during such periods as may from time to time be advised by the Bank. The limit is currently available as follows:
£3,000 on any one day at Preston branch.
£3,000 on any one day at Roffey branch.

5
a BACS facility of £175,000 to cover computerized sterling payment instructions that may be delivered direct by you or through an agreed intermediary to BACS Limited. The limit detailed above is the maximum total value of such instructions for payment during any one month.

6
a LloydsLink payments facility under and subject to the terms and conditions set out in a separate agreement to cover the transfer of funds from agreed accounts by automated means initiated by you. The following limit applies to the facility:

  £400,000; the maximum total value of LloydsLink transactions that have been initiated through the PC Pay module but have not been debited to the agreed accounts ("three day value payments").

7
a TravelLink facility of £5,000 under and subject to the terms and conditions set out in a separate agreement to cover foreign currency and travelers cheques ordered from the Bank by automated means initiated by you. The above limit is the maximum aggregate value of such orders that may be made on any two consecutive business days.

8
a Lloyds Auto Dealing facility under and subject to the terms and conditions set out in a separate agreement to cover spot and forward foreign exchange contracts of up to 12 months entered into with the Bank by automated means initiated by you. The following limit applies to the facility:

  £1,000,000; the maximum aggregate value of all contracts due for settlement on any single day.

You should note that the limit relating to the foreign exchange facility and the negotiations facility applies to the facilities collectively. Because of this utilizations of each such facility will be taken into account to determine the amount available for utilization by the other.

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  Exhibit 10.34